Exhibit 99.1

Media Contact:	Bob Klein (414) 343-8664
Financial Contact:	Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON PERFORMANCE SHOWS CONTINUED IMPROVEMENT

Worldwide Retail New Harley-Davidson Motorcycle Sales Grow 3.5 Percent

Income from Continuing Operations Rises 73.5 Percent to $119.3 Million

Company Makes Modest Adjustment to Full-Year Shipments Forecast Due to Subcomponent Supply Issue

MILWAUKEE, April 19, 2011 — Harley-Davidson, Inc. (NYSE: HOG) generated increased earnings and worldwide dealer new motorcycle sales grew for the first quarter of 2011.

The Company reported first quarter income from continuing operations of $119.3 million, or $0.51 per share, compared to income from continuing operations of $68.7 million, or $0.29 per share in the year-ago period.

Worldwide retail sales of new Harley-Davidson motorcycles grew 3.5 percent in the first quarter, compared to last year’s first quarter.

“We are pleased by the growth of our dealers’ new motorcycle sales on a worldwide basis, led by strength in Europe, even as we continue to encounter some headwinds in the U.S. related to the challenging macro-economic conditions,” said Harley-Davidson, Inc. President and CEO Keith Wandell.

The Company’s improved first-quarter earnings performance was driven by operating income from financial services, which climbed 154.6 percent compared to the first quarter of 2010. Operating income from motorcycles and related products was flat with the year-ago quarter and was impacted by expected inefficiencies related to the restructuring and implementation of the new operating system underway at the Company’s manufacturing operations.

“Our entire team remains focused on transforming our company to be leaner, more agile and more effective than ever at delivering great products and experiences to an increasingly global community of customers,” said Wandell. “Harley-Davidson’s results for the quarter reflect the continued improvement at HDFS, as well as the near-term inefficiencies related to the transformation underway in manufacturing operations at York. We expect to continue to see an impact on our motorcycles segment financial performance in the coming quarters as we complete the transformation of our York operations. When this manufacturing transition is completed next year, we will have a best-in-class, flexible, lean operating structure that we expect will yield substantial ongoing savings.

“While we continue to be encouraged by our overall progress, we are maintaining a cautious outlook for the year,” Wandell said. “I would like to thank all our employees, dealers and suppliers for their dedication and commitment to the transformation of our business.”

Retail New Harley-Davidson Motorcycle Sales

On a worldwide basis, first-quarter Harley-Davidson retail new motorcycle sales grew 3.5 percent compared to last year’s first quarter. Dealers sold 17,904 new Harley-Davidson motorcycles in international markets, an 11.3 percent increase compared to last year’s first quarter, and 31,691 new motorcycles in the U.S., down 0.5 percent, compared to the year-ago period. Industry-wide U.S. heavyweight new motorcycle (651cc-plus) retail unit sales increased 3.1 percent in the first quarter of 2011 compared to the year-ago period.

First-quarter data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Financial Results

Revenue from Harley-Davidson motorcycles in the first quarter of 2011 was $833.4 million, up 3.0 percent compared to the year-ago period. The Company shipped 53,827 Harley-Davidson motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 53,674 motorcycles in the first quarter of 2010.

Revenue from Parts and Accessories totaled $164.3 million during the quarter, up 10.2 percent, and revenue from General Merchandise, which includes MotorClothes® apparel, was $62.6 million, down 5.6 percent, compared to the year-ago period.

Gross margin was 33.1 percent in the first quarter, compared to 36.6 percent in the year-ago period. Gross margin was adversely affected by temporary production inefficiencies related to the restructuring and transformation of production operations, and by foreign exchange and raw materials costs. First-quarter operating margin was 11.8 percent, compared to 12.2 percent in last year’s first quarter.

Financial Services Segment

The financial services segment recorded operating income of $67.9 million in the quarter, compared to operating income of $26.7 million in the year-ago quarter. The increase in year-over-year operating income is largely the result of continued improvement in credit performance.

Guidance

In a move related to what it believes will be a modest level of supply chain interruption to the Company arising from the March 11 earthquake and tsunami in Japan, Harley-Davidson is widening full-year shipment guidance. The Company now expects to ship 215,000 to 228,000 Harley-Davidson motorcycles to dealers and distributors worldwide in 2011, compared to prior shipment guidance of 221,000 to 228,000 motorcycles.

In the second quarter of 2011, Harley-Davidson expects to ship 62,000 to 67,000 motorcycles.

Harley-Davidson and its direct suppliers source a limited number of components and subcomponents, including motorcycle electronics, through suppliers in Japan, and the Company has several of these subcomponent parts on close watch for possible shortages related to the situation there. The Company has identified a supply issue related to an electronic subcomponent used in radios for its motorcycles that could affect shipment volume, and the Company is adjusting shipment guidance accordingly. Based on currently available information, Harley-Davidson believes it has viable solutions for the radios and other subcomponents on its watch list and the Company continues to work closely with its suppliers to monitor the situation and address issues as necessary.

“We continue to assess our supply chains and as a precaution we have decided to modestly reduce the lower end of shipment guidance following the events in Japan,” said Wandell. “Our hearts go out to all the people of Japan, including our community of riders there. We are thankful for the safety of our employees and dealers in Japan and commend them for their tremendous resilience through this difficult period.”

Harley-Davidson now expects 2011 gross margin to be between 33.5 percent and 35.0 percent, versus previous guidance of 34.0 percent to 35.0 percent, as a direct result of the anticipated supply chain interruption. Harley-Davidson continues to expect full-year capital expenditures of between $210 million and $230 million, including $60 million to $75 million to support restructuring activities.

Restructuring Update

Harley-Davidson expects all previously announced company-wide restructuring activities, including those related to the ratification of new labor agreements at its vehicle operations in Kansas City, Mo., to result in one-time charges of $510 million to $525 million, and annual ongoing savings of $305 million to $325 million when fully implemented. In 2011,

Harley-Davidson expects to incur restructuring charges of $95 million to $105 million. The Company expects to realize savings on a cumulative basis in 2011 of $210 million to $230 million from restructuring activities initiated since early 2009. In the first quarter of 2011, the Company incurred restructuring charges of $23 million.

Income Tax Rate

For the first quarter of 2011, the Company’s effective income tax rate from continuing operations was 34.8 percent, compared to 47.2 percent in the same quarter of 2010. The effective tax rate in the first quarter of 2010 was negatively impacted by a one-time tax charge of $13.3 million associated with the enactment of the federal healthcare reform legislation. In 2011, the Company continues to expect its full-year effective tax rate from continuing operations to be approximately 35.0 percent.

Cash Flow

Cash and marketable securities totaled $1.05 billion as of March 27, 2011, compared to $1.48 billion at the end of last year’s first quarter. During the first three months of 2011, the Company contributed $200 million to its pension plans leading to a cash outflow from operating activities of $104.9 million. This compares to a $200.8 million cash inflow from operating activities in the year-ago quarter. Capital expenditures were $27.7 million for the three months ended in March 2011.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company (HDMC) and Harley-Davidson Financial Services (HDFS).

Conference Call and Webcast Presentation

Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.”

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) manage supply chain issues, including the ability of several Company suppliers to execute short-term and long-term contingency plans for maintaining supply, or obtaining alternate supply, of certain components and sub-components currently manufactured in Japan, (ii) execute its business strategy, (iii) effectively execute the Company’s restructuring plans within expected costs and timing, (iv) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems (v) anticipate the level of consumer confidence in the economy, (vi) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (vii) successfully implement with our labor unions the agreements that we have executed with them that we believe will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (viii) manage production capacity and production changes, (ix) provide products, services and experiences that are successful in the marketplace, (x) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xi) manage the risks that our independent dealers may have difficulty obtaining capital and managing through unfavorable economic conditions and consumer demand, (xii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xiii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xiv) sell all of its motorcycles and related products and services to its independent dealers, (xv) continue to develop the capabilities of its distributor and dealer network, (xvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xviii) adjust to healthcare inflation and reform, pension reform and tax changes, (xix) retain and attract talented employees, (xx) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the changing capital, credit and retail markets and our ability to manage through inconsistent economic conditions.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

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Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 27, 2011	March 28, 2010

Motorcycles and related products revenue	$1,063,044	$1,037,335
Gross profit	351,866	379,547
Selling, administrative and engineering expense	203,805	205,204
Restructuring expense	22,999	48,236

Operating income from motorcycles & related products	125,062	126,107

Financial services revenue	161,886	169,837
Financial services expense	93,951	143,155

Operating income from financial services	67,935	26,682

Operating income	192,997	152,789
Investment income	1,398	876
Interest expense	11,481	23,455

Income before income taxes	182,914	130,210
Provision for income taxes	63,654	61,469

Income from continuing operations	119,260	68,741
Loss from discontinued operations, net of tax	—	(35,416)

Net income	$119,260	$33,325

Earnings per common share from continuing operations:
Basic	$0.51	$0.30
Diluted	$0.51	$0.29

Loss per common share from discontinued operations:
Basic	$—	$(0.15)
Diluted	$—	$(0.15)

Earnings per common share:
Basic	$0.51	$0.14
Diluted	$0.51	$0.14

Weighted-average common shares:
Basic	233,820	232,864
Diluted	235,903	234,228

Cash dividends per common share	$0.10	$0.10

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Unaudited)
	March 27, 2011	December 31, 2010	March 28, 2010

ASSETS
Current assets:
Cash and cash equivalents	$932,515	$1,021,933	$1,442,798
Marketable securities	115,209	140,118	39,416
Accounts receivable, net	297,671	262,382	286,518
Finance receivables held for investment, net	1,276,780	1,080,432	1,252,420
Restricted finance receivables held by variable interest entities, net	637,760	699,026	809,779
Inventories	372,323	326,446	322,238
Assets of discontinued operations	—	—	151,175
Restricted cash held by variable interest entities	294,903	288,887	401,275
Other current assets	243,427	247,402	315,890

Total current assets	4,170,588	4,066,626	5,021,509

Finance receivables held for investment, net	1,806,563	1,553,781	1,274,734
Restricted finance receivables held by variable interest entities, net	2,304,320	2,684,330	3,299,070
Other long-term assets	1,123,671	1,126,003	1,107,590

	$9,405,142	$9,430,740	$10,702,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$872,759	$782,017	$865,725
Liabilities of discontinued operations	—	—	61,726
Short-term debt	393,393	480,472	160,837
Current portion of long-term debt	—	—	396,169
Current portion of long-term debt held by variable interest entities	721,179	751,293	898,935

Total current liabilities	1,987,331	2,013,782	2,383,392

Long-term debt	2,963,375	2,516,650	2,862,725
Long-term debt held by variable interest entities	1,603,584	2,003,941	2,707,748
Pension and postretirement healthcare liabilities	354,132	536,847	504,562
Other long-term liabilities	156,472	152,654	157,077

Total shareholders’ equity	2,340,248	2,206,866	2,087,399

	$9,405,142	$9,430,740	$10,702,903

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 27, 2011	March 28, 2010

Net cash (used by) provided by operating activities of continuing operations	$(104,918)	$200,842

Cash flows from investing activities of continuing operations:
Capital expenditures	(27,704)	(14,558)
Finance receivables held for investment, net	127,752	198,104
Net change in marketable securities	24,974	—

Net cash provided by investing activities of continuing operations	125,022	183,546

Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	447,076	—
Repayments of securitization debt	(430,471)	(445,215)
Net decrease in credit facilities and unsecured commercial paper	(96,174)	(50,703)
Net change in restricted cash	(6,016)	(34,734)
Dividends	(23,643)	(23,488)
Purchase of common stock for treasury	(4,699)	(1,191)
Excess tax benefits from share-based payments	3,262	34
Issuance of common stock under employee stock option plans	3,861	1,101

Net cash used by financing activities of continuing operations	(106,804)	(554,196)

Effect of exchange rate changes on cash and cash equivalents of continuing operations	(2,693)	(606)

Net decrease in cash and cash equivalents of continuing operations	(89,393)	(170,414)

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(25)	(13,723)
Cash flows from investing activities of discontinued operations	—	(393)
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	—	(635)

	(25)	(14,751)

Net decrease in cash and cash equivalents	$(89,418)	$(185,165)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	$1,021,933	$1,630,433
Cash and cash equivalents of discontinued operations - beginning of period	—	6,063
Net decrease in cash and cash equivalents	(89,418)	(185,165)
Less: Cash and cash equivalents of discontinued operations - end of period	—	(8,533)

Cash and cash equivalents - end of period	$932,515	$1,442,798

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

	(Unaudited)	(Unaudited)
	Three months ended
	March 27, 2011	March 28, 2010
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Harley-Davidson® motorcycles	$833,388	$808,806
Buell® motorcycles	113	10,790
Parts & Accessories	164,333	149,086
General Merchandise	62,566	66,255
Other	2,644	2,398

	$1,063,044	$1,037,335

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	34,866	35,668
International	18,961	18,006

Total Harley-Davidson	53,827	53,674

Buell	23	1,774

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	22,496	22,885
Custom	20,670	22,572
Sportster®	10,661	8,217

Total Harley-Davidson	53,827	53,674

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended
	March 27, 2011	March 28, 2010
North America Region
United States	31,691	31,845
Canada	2,037	1,895

Total North America Region	33,728	33,740

Europe Region (Includes Middle East and Africa)
Europe*	9,167	7,558
Other	1,246	931

Total Europe Region	10,413	8,489

Asia Pacific Region
Japan	1,831	2,018
Other	2,429	2,416

Total Asia Pacific Region	4,260	4,434

Latin America Region	1,194	1,262

Total Worldwide Retail Sales	49,595	47,925

Data Source (subject to update)

Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Three months ended
	March 31, 2011	March 31, 2010
United States[2]	58,817	57,069

	Two months ended
	February 28, 2011	February 28, 2010
Europe[3]	30,311	27,763

1 - Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include on-highway, dual purpose models and three-wheeled vehicles.

2 - United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update. Prior periods have been adjusted to include all dual purpose models that were previously excluded.

3 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This third-party data is subject to revision and update.